Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS STRONG FIRST QUARTER

ADJUSTED EPS EXCEEDS FORECAST

Reported EPS $0.17; adjusted EPS $0.50, +11% and above forecasted range

2012 adjusted EPS forecast range $2.95-$3.05, +16% to 20%

2012 FIRST QUARTER HIGHLIGHTS:

•                  Record sales of $2.8 billion, +85%, which reflects the impact of the Nalco merger.

•                  Fixed currency sales +9% compared with pro forma first quarter 2011 sales including Nalco.

•                  Reported first quarter diluted EPS $0.17, reflecting the previously announced charges including the Nalco inventory step-up, the early retirement of debt and other integration and restructuring charges.

•                  Record first quarter adjusted EPS $0.50, +11%, excluding special gains and charges and discrete tax items, and above the forecasted $0.46 to $0.49 range.

•                  Strong results led by Global Energy and Latin America, as well as solid results from Global Water, worldwide Food & Beverage operations and U.S. Institutional.

First Quarter Ended March 31

(unaudited)

	Reported			Adjusted*
	First Quarter		%	First Quarter		%
(Millions, except per share)	2012	2011	change	2012	2011	change

Net Sales	$2,810.9	$1,518.3	85%	$2,810.9	$1,518.3	85%
Operating Income	165.8	151.7	9%	283.2	167.1	69%
Net Income Attributable to Ecolab	$49.7	$93.6	-47%	$150.3	$107.0	40%

Diluted Net Income Per Share	$0.17	$0.40	-58%	$0.50	$0.45	11%

* These non-GAAP measures are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., May 1, 2012:  Ecolab delivered strong first quarter sales and earnings results as adjusted earnings per share increased 11% over last year and exceeded the company’s forecasted range. Results were led by its Global Energy and Latin America operations, as well as the Global Water, worldwide Food & Beverage and U.S. Institutional businesses.

In order to provide a meaningful comparison of the results of operations, where applicable, results for the first quarter of 2012 are compared against pro forma results for the first quarter of 2011. The pro forma 2011 results are based on the historical consolidated financial statements of Ecolab and Nalco and were prepared to illustrate the effects of the merger with Nalco.  In addition, adjustments were made to move certain water treatment-related business from the U.S. Cleaning and Sanitizing and International Cleaning, Sanitizing and Other Services segments to the Global Water segment, consistent with how these businesses are now managed.  This supplemental pro forma financial information is located on our website at www.ecolab.com/investor and in Ecolab’s current report on Form 8-K filed April 27, 2012.

First Quarter Ended March 31

(unaudited)

	Reported		%	Adjusted			%
(Millions, except per share)	2012	2011	Change	2012	2011		Change
Net Sales	$2,810.9	$1,518.3	85%	$2,810.9	$2,585.6	*	9%
Operating Income	165.8	151.7	9%	283.2	236.4	*	20%

*Amounts represent the pro forma equivalent to the 2012 amounts presented.

Ecolab’s reported sales rose 85% to a record $2.8 billion in the first quarter of 2012. First quarter sales reflect the inclusion of the Nalco merger, which closed December 1, 2011.  First quarter 2012 fixed currency sales rose 9% compared with first quarter 2011 pro forma fixed currency sales.

First quarter 2012 reported operating income increased 9% to $166 million.  Adjusted operating income of $283 million increased 20% compared with first quarter 2011 pro forma adjusted operating income.

First quarter 2012 reported net income attributable to Ecolab declined 47% to $50 million, representing $0.17 per diluted share, reflecting the previously announced charges including the Nalco inventory step-up, the early retirement of debt and other integration and restructuring charges.

Both first quarter 2012 and 2011 results included special gains and charges and discrete tax items.  Excluding those items, Ecolab’s first quarter 2012 adjusted net income attributable to Ecolab rose 40% to $150 million, and adjusted diluted earnings per share increased 11% to $0.50, and were above the forecasted range of $0.46 to $0.49.  First quarter 2011 adjusted diluted earnings per share were $0.45.  Currency translation did not have a material impact on reported or adjusted diluted earnings per share in the first quarter of 2012.

Segment review

First quarter 2012 sales for U.S. Cleaning & Sanitizing operations rose 4% to $709 million.  Adjusted for the transfer of certain water treatment-related business from the U.S. Cleaning and Sanitizing segment to the Global Water segment, sales increased 7% when compared with first quarter 2011 pro forma sales; excluding acquisitions, sales increased 6%.  Institutional and Food & Beverage led the growth.  U.S. Cleaning & Sanitizing operating income increased 15% to $128 million compared with the year ago period; U.S. Cleaning & Sanitizing operating income increased 11% when compared with first quarter 2011 pro forma operating income; excluding acquisitions, operating income increased 6%.

U.S. Other Services sales increased 4% to $111 million in the first quarter.  Operating income declined 6% to $14 million as continued improvement in our Equipment Care business profitability was offset by investments made in the EcoSure quality assurance field sales organization.

Sales for International Cleaning, Sanitizing and Other Services operations, when measured at fixed currency rates, grew 3% to $733 million in the first quarter.  Sales increased 5% in fixed currencies when compared with first quarter 2011 pro forma fixed currency sales, led by strong growth in Latin America operations.  International Cleaning, Sanitizing and Other Services fixed currency operating income increased

10% to $48 million in the first quarter when compared with a year ago; fixed currency operating income increased 12% when compared with first quarter 2011 pro forma fixed currency operating income.  When measured at public currency rates, International Cleaning, Sanitizing and Other Services sales were $746 million and operating income was $49 million.

Global Water sales, when measured at fixed currency rates, were $498 million, increasing 6% when compared with first quarter 2011 pro forma fixed currency sales.  Adjusted for acquisitions and divestitures, fixed currency sales increased 8% compared with pro forma fixed currency sales in the first quarter of 2011.  Strong growth in sales to mining, metals and food and beverage customers led the quarter.  Fixed currency operating income was $43 million in the first quarter, representing an 11% increase when compared with pro forma fixed currency operating income in the first quarter 2011.  Adjusted for divestitures, fixed currency operating income rose 27% when compared with pro forma fixed currency operating income in the first quarter 2011. When measured at public currency rates, Global Water sales were $504 million and operating income was $43 million.

Global Paper sales, when measured at fixed currency rates, grew 2% to $199 million in the first quarter when compared with first quarter 2011 pro forma fixed currency sales.  Fixed currency operating income declined 9% to $18 million in the first quarter when compared with pro forma fixed currency operating income in the first quarter 2011. When measured at public currency rates, Global Paper sales were $200 million and operating income was $19 million.

Global Energy sales, when measured at fixed currency rates, grew 29% to $537 million in the first quarter when compared with first quarter 2011 pro forma fixed currency sales, with strong growth in all business segments.  Fixed currency operating income increased 53% to $84 million in the first quarter when compared with pro forma fixed currency operating income in the first quarter 2011.  When measured at public currency rates, Global Energy sales were $539 million and operating income was $84 million.

The Corporate segment includes special gains and charges.  As previously announced,

special gains and charges for the first quarter 2012 of $131 million ($99 million after-tax) primarily consisted of non-cash charges for the fair value step-up of Nalco inventory, Nalco merger-related restructuring charges, merger integration costs, the early retirement of Nalco debt and charges from the European restructuring plan previously announced in 2011. Special gains and charges for the first quarter 2011 of $15 million ($12 million after-tax) primarily consisted of charges from the previously announced European restructuring and Australian acquisition-related charges.  The Corporate segment also includes amortization specifically related to the Nalco merger intangible assets, investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the first quarter 2012 was 44.7% and compared with the reported rate of 32.1% in the first quarter 2011.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the first quarter 2012 was 30.7% compared with 30.2% for the same period last year.

Ecolab reacquired 1.4 million shares of its common stock during the first quarter under its share repurchase programs.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer said,  “The ‘new’ Ecolab is off to an excellent start.  Our team did a great job successfully managing the business and simultaneously made great progress against our integration and synergy objectives, exceeding both.  Most impressively, our team also delivered record new business gains.

“As a result, our top line momentum remains very strong.  Sales grew in every segment and in every region.  Our new Global Energy business led the way with a truly standout quarter, and we also saw solid results in our Global Water, U.S. Institutional and worldwide Food & Beverage businesses.  Regionally, both North America and Latin America strengthened compared with recent trends.

“Our focus going forward is more of the same:  excellent marketplace execution and excellent integration progress.  We are well positioned to deliver both.  We have a great team and we have great opportunities.  While the current mixed economies and cost headwinds present challenges, we believe we are well situated to overcome both and deliver a strong year.”

Business Outlook

2012

Ecolab continues to expect 2012 full-year adjusted earnings per share in a $2.95 to $3.05 range, representing a 16% to 20% increase over the prior year.

Special gains and charges for the full year 2012 are expected to approximate a $0.60 to $0.65 per share net charge, primarily driven by restructuring charges and Nalco merger and integration costs.  Future amounts related to discrete tax items for 2012, if any, are not currently quantifiable.

2012 – Second Quarter

Ecolab expects second quarter adjusted earnings per share in the $0.69 to $0.72 range compared with adjusted earnings per share of $0.64 a year ago. When compared with the combined companies’ pro forma second quarter 2011 performance, we look for mid-to-upper single digit sales growth, improved gross margin and SG&A ratios to sales, and a lower effective tax rate to drive a very attractive adjusted earnings performance in the second quarter.

Our detailed outlook for the second quarter 2012, which includes the impact of the Nalco merger, is as follows:

Adjusted Gross Margins, excluding special gains and charges	approx. 46%

SG&A % of Sales, including impact of purchase accounting	approx. 33%

Interest expense, net	$65 million

Adjusted effective tax rate	30% - 31%

Adjusted EPS, excluding special gains and charges	$0.69 - $0.72

Diluted shares	approx. 297 million

We expect second quarter 2012 special gains and charges, including restructuring charges, to be a net charge of approximately $0.10 per share, which will be primarily Nalco merger-related and European restructuring charges and integration charges related to the Nalco transaction.

Reported second quarter 2011 legacy Ecolab earnings per share of $0.53 included special gains and charges and discrete tax items.  Excluding these items, second quarter 2011 adjusted diluted earnings per share were $0.64.

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our financial and business prospects, including forecasted 2012 second quarter and full year business results, including sales, adjusted gross margin, selling, general and administrative expense, interest expense, effective tax rate, special gains and charges, discrete tax items and adjusted diluted earnings per share; raw material costs; economic trends; marketplace execution; integration progress; earnings growth rate trends; and shares outstanding. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include our ability to integrate Nalco and realize the anticipated benefits of the merger; our ability to attract and retain high caliber management talent to lead our business; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to execute key business initiatives; vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; our ability to develop competitive advantages through innovation; our substantial indebtedness; information technology systems failures; the ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, pro forma sales, pro forma fixed currency sales, fixed currency operating income, pro forma fixed currency operating income, adjusted operating income, pro forma operating income, adjusted pro forma operating income, adjusted effective tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted pro forma operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures (and the first quarter 2011 pro forma equivalent for each) eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2012.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

In order to provide a meaningful comparison of our results of operations, where applicable, we have supplemented our historical financial data with discussion and analysis that compares results for the first quarter of 2012 against pro forma results for the first quarter of 2011. The unaudited pro forma results are based on the historical consolidated results of operations of both Ecolab and Nalco and were prepared to illustrate the effects of our merger with Nalco, assuming the merger had been consummated on January 1, 2010. The unaudited pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the merger been completed as of the date indicated, nor are they indicative of future operating results of the combined company. A schedule of certain pro forma financial information is provided in the table “Operating Segment Information” included in this news release and, together with applicable reconciliations to GAAP, in Ecolab’s current report on Form 8-K filed April 27, 2012.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2012

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2012	2011	Change

Net sales	$2,810.9	$1,518.3	85%

Cost of sales (1)	1,614.0	770.4	110%
Selling, general and administrative expenses	989.7	581.6	70%
Special (gains) and charges (1)	41.4	14.6
Operating income	165.8	151.7	9%
Interest expense, net (1)	86.1	13.5	538%
Income before income taxes	79.7	138.2	-42%
Provision for income taxes	35.6	44.4	-20%
Net income including noncontrolling interest	44.1	93.8	-53%
Less: Net income (loss) attributable to noncontrolling interest (1)	(5.6)	0.2
Net income attributable to Ecolab	$49.7	$93.6	-47%

Earnings attributable to Ecolab per common share
Basic	$0.17	$0.40	-58%
Diluted	$0.17	$0.40	-58%

Weighted-average common shares outstanding
Basic	291.5	232.0	26%
Diluted	297.9	235.9	26%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2012	2011

Cost of sales
Restructuring	$2.1	$0.8
Recognition of Nalco inventory fair value step-up	73.9	—
Subtotal cost of sales	76.0	0.8

Special (gains) and charges
Restructuring	26.5	10.4
Business structure and optimization	—	0.6
Nalco merger and integration costs	14.9	—
Cleantec acquisition integration charges	—	3.6
Subtotal special (gains) and charges	41.4	14.6

Interest expense, net
Debt extinguishment costs	18.2	—

Net income attributable to noncontrolling interest
Recognition of Nalco inventory fair value step-up	(4.5)	—

Total	$131.1	$15.4

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2012

(unaudited)

	First Quarter Ended
	March 31
	Reported	Reported	Pro forma	% Change
(millions)	2012	2011	2011	Reported	Pro forma

Net Sales
U.S. Cleaning & Sanitizing	$708.9	$681.5	$661.1	4%	7%
U.S. Other Services	111.4	107.2	107.2	4%	4%
Int’l Cleaning, Sanitizing and Other Services	732.7	708.7	697.7	3%	5%
Global Water	498.5	—	469.8		6%
Global Paper	199.0	—	195.8		2%
Global Energy	536.9	—	417.4		29%
Subtotal at fixed currency rates	2,787.4	1,497.4	2,549.0	86%	9%
Effect of foreign currency translation	23.5	20.9	36.6
Consolidated	$2,810.9	$1,518.3	$2,585.6	85%	9%

Operating Income
U.S. Cleaning & Sanitizing	$128.4	$111.9	$115.7	15%	11%
U.S. Other Services	13.8	14.7	14.7	-6%	-6%
Int’l Cleaning, Sanitizing and Other Services	48.1	44.0	43.0	10%	12%
Global Water	43.0	—	38.6		11%
Global Paper	18.3	—	20.1		-9%
Global Energy	84.4	—	55.1		53%
Corporate	(171.5)	(20.6)	69.5
Subtotal at fixed currency rates	164.5	150.0	356.7	10%	-54%
Effect of foreign currency translation	1.3	1.7	2.0
Consolidated	$165.8	$151.7	$358.7	9%	-54%

Note: The Corporate segment includes special (gains) and charges reported on the Consolidated Statement of Income. The Corporate segment also includes amortization specifically related to Nalco merger intangible assets, merger integration costs and investments the company is making in business systems and structure.

Pro forma amounts for 2011 reflect the impact of the Nalco merger as if the transaction had been completed as of January 1, 2010, as well as the movement of certain water treatment related business to better align with internal management of those businesses.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31	December 31	March 31
(millions)	2012	2011	2011

Assets
Current assets
Cash and cash equivalents	$354.0	$1,843.6	$151.4
Accounts receivable, net	2,049.0	2,095.3	1,042.6
Inventories	1,087.4	1,069.6	480.2
Deferred income taxes	183.2	164.0	82.2
Other current assets	286.2	223.5	132.5
Total current assets	3,959.8	5,396.0	1,888.9

Property, plant and equipment, net	2,331.6	2,295.4	1,192.5
Goodwill	5,946.8	5,855.3	1,465.1
Other intangible assets, net	4,237.8	4,275.2	439.7
Other assets	385.7	418.9	276.1

Total assets	$16,861.7	$18,240.8	$5,262.3

Liabilities and Equity
Current liabilities
Short-term debt	$1,346.9	$1,023.0	$506.4
Accounts payable	805.1	815.7	359.7
Compensation and benefits	409.8	497.2	257.7
Income taxes	136.1	81.7	58.8
Other current liabilities	808.7	748.7	467.6
Total current liabilities	3,506.6	3,166.3	1,650.2

Long-term debt	4,911.0	6,613.2	683.7
Postretirement health care and pension benefits	1,164.7	1,173.4	488.3
Other liabilities	1,474.3	1,546.8	225.4
Total liabilities	11,056.6	12,499.7	3,047.6

Equity
Common stock	337.5	336.1	333.7
Additional paid-in capital	4,049.5	3,980.8	1,341.5
Retained earnings	3,551.3	3,559.9	3,332.1
Accumulated other comprehensive loss	(249.5)	(344.9)	(205.2)
Treasury stock	(1,955.6)	(1,865.2)	(2,591.5)
Total Ecolab shareholders’ equity	5,733.2	5,666.7	2,210.6
Noncontrolling interest	71.9	74.4	4.1
Total equity	5,805.1	5,741.1	2,214.7

Total liabilities and equity	$16,861.7	$18,240.8	$5,262.3

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2011	2011	2011	2011	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93	$0.65	$1.58	$0.34	$1.91

Adjustments:
Special (gains) and charges (1)	0.05	0.11	0.16	0.10	0.26	0.25	0.52
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	0.03	0.03
Nalco merger impact (3)						0.07	0.08

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09	$0.75	$1.84	$0.70	$2.54

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17

Adjustments:
Special (gains) and charges (4)	0.33
Tax expense (benefits) (5)	0.00

Adjusted diluted earnings per share (Non-GAAP)	$0.50

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2011 include restructuring charges of $9.0 million, $25.2 million, $14.8 million and $8.9 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2011 also include $8.5 million and $37.1 million, net of tax, in the third and fourth quarters, respectively for Nalco merger and integration costs. Special (gains) and charges also include $18.4 million, net of tax, in the fourth quarter related to the modification of a customer agreement and Cleantec acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(2) First quarter 2011 discrete tax expense primarily includes the impact of a change in our blended U.S. state tax rate, partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Third quarter 2011 discrete tax benefits primarily relate to net benefits from filing our 2010 U.S. federal and other International income tax returns and settlements and adjustments related to prior year tax returns. Fourth quarter discrete tax expense primarily includes a charge related to the realizability of foreign net operating loss carryforwards.

(3) The Nalco merger impact primarily relates to shares issued as consideration for the equity portion of the merger.

(4) Special (gains) and charges for 2012 include restructuring charges of $21.4 million, net of tax in the first quarter. Special (gains) and charges for the first quarter of 2012 also include $56.3 million, net of tax for the recognition of Nalco inventory fair value step-up, as well as $10.0 million, net of tax related to Nalco merger and integration costs. Special (gains) and charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter.

(5) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million.